UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Item 1: On July 3, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Neugebauer Suspends Current Proxy Campaign While Leading with About 70% of Votes Recorded, Following Judge’s Inexplicable Last-minute Recusal That Throws off Timeline for Strategic Process; Reaffirms Confidence in Fermi’s Future

More than 70% of votes cast to date have been in favor of calling a special meeting, underscoring shareholders’ demand for a special meeting to determine Fermi’s future

After Fermi’s top two law firms recently withdrew from the case, the Texas Business Court judge, who had stated he had no conflict at the outset of the trial, recused himself an hour before yesterday’s hearing—while affirming expedited discovery he awarded Neugebauer last week—setting the proxy on an untenable timeline for shareholders

The recusal requires a new judge to get up to speed on the board’s 70% supermajority bylaw change and discovery approvals, ensuring the timeline no longer supports running a true dual track process on the schedule Fermi requires to be successful

Neugebauer calls on the court to urgently rule on the board’s 70% bylaw supermajority voting power grab as it casts a cloud over Fermi and the future of Texas corporate stewardship at large; pledges to press forward with the judicial process to ensure Texas-style good governance and transparency moving forward

Neugebauer’s call for a special meeting earned the backing of Glass Lewis and Egan-Jones, two of the nation’s leading proxy advisory firms, as well as some of the world’s highest-profile investors

Neugebauer remains highly confident in Fermi’s ability to secure the tenant group, assuming it is the one he and his team were contracting upon his departure

Neugebauer calls for former colleagues to avoid the tendency to outsource Fermi’s execution, and instead embody the original Fermi 2.0 mentality that he began last December as it will be required to execute strong tenant group agreements and partnerships on time and on budget – ‘make us proud’

Above all, Neugebauer’s focus remains on Fermi’s long-term success — the company he envisioned, founded, and built; Just this week, Seeking Alpha referred to Project Matador as the ‘most valuable asset in the AI race’

DALLAS, July 3, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (d/b/a Fermi America) (Nasdaq: FRMI) (“Fermi” or the “Company”), today announced that he is suspending his current proxy campaign — the solicitation of GREEN agent designations to call a special meeting of shareholders — following the presiding judge’s last-minute recusal shortly before yesterday’s scheduled hearing. In recusing himself, the judge reaffirmed the expedited discovery order he issued in Mr. Neugebauer’s favor last week.

“With a new judge now required to get up to speed on the board entrenchment and expedited discovery case, even though we were on a path to be declared victorious, the timeline no longer allows us to seat new directors who can oversee a true strategic dual path process on the schedule Fermi requires to achieve its financial and lease requirements,” said Mr. Neugebauer. “I envisioned and built this company, and nothing matters more to me than its success. I’ll continue to push for good governance through the judicial process but am officially suspending the proxy challenge today.”

“Earning the backing of Glass Lewis and Egan-Jones, two of the nation’s leading proxy advisory firms, along with a majority of the votes cast in this effort, affirmed my call to utilize the 3C’s (cost of capital, construction expertise, and customer) to run the strategic full value process that Fermi shareholders deserved. I’m grateful for the support of shareholders large and small — from individual investors to some of the true legends of finance, including two of my own finance heroes. I also want to thank the incredible leaders who worked 17-hour days, 6 days a week with me to put Fermi in this position – the ones who actually achieved the financing, permitting, and power acquisition wins that made Fermi what she is today, most of whom left hundreds of millions of dollars of performance bonuses on the table to depart after my termination, simply on principle.”

“I remain highly confident in Fermi’s ability to secure the tenant, assuming it is the same tenant group my team and I were contracting at the time of my departure and sincerely desire that they realize the full value of the asset. I know what the asset is worth because I’m the one who put my own capital on the line before engaging shareholders to garner the power assets, and I’m the one who got to oversee building its 2GW foundation. My hope now is that the Board strikes the right contracts that are financeable and executable.”

“To all of the shareholders, employees and other stakeholders who supported my effort to give the owners of Fermi a voice in its future: I remain aligned with you and the success of this Company. I promise that I will continue to monitor the Board’s execution on Project Matador to ensure that it delivers maximum value for all stakeholders, and will not hesitate to resume my campaign to call a special meeting or to elect directors at the annual meeting if appropriate to safeguard the value of Project Matador for its owners and this country.”

“From open letters to webinars, town halls, and social media, my tactics may have been loud and unconventional, but no one can say my team and I were not effective in what we built, nor have I been anything but overly transparent before and after my departure to give Fermi its very best chance of success.”

“When I started Fermi 18 months ago, I saw it as the Manhattan Project of our time. As a patriot, I still see Project Matador coming to fruition as absolutely critical for the future of America’s energy and AI dominance.”

“So back to the story of King Solomon, I’m laying the baby I conceived and birthed down, for the good of the child that I can’t wait to show my grandkids in another ten years. It’s been my family and my great honor and privilege to envision, lead, and build this incredible asset for the country and region we love.”

Item 2: On July 3, 2026, Toby R. Neugebauer posted the following material to LinkedIn:

Item 3: On July 3, 2026, Toby R. Neugebauer posted the following material to X (formerly known as Twitter):